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                             TUSCARORA INCORPORATED
            EXHIBIT 11 - COMPUTATION OF DILUTED NET INCOME PER SHARE

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
                                            THREE MONTHS ENDED    NINE MONTHS ENDED
                                                 MAY 31,                MAY 31,
                                             1998       1997       1998        1997
                                             ----       ----       ----        ----
                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
Weighted average number of shares
     of Common Stock outstanding             9,488      9,464      9,482      9,446
Net effect of dilutive stock options -
     based on the treasury stock method
     using the average market price for
     the period                                150        156        180        167
                                            ------     ------     ------     ------

               TOTAL                         9,638      9,620      9,662      9,613
                                            ======     ======     ======     ======

Net income                                  $2,570     $1,885     $5,453     $7,651
                                            ======     ======     ======     ======

Per share amount                            $ 0.27     $ 0.20     $ 0.56     $ 0.80
                                            ======     ======     ======     ======
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